EXHIBIT 10.2

RELEASE AND INDEMNIFICATION AGREEMENT

This RELEASE AND INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into as of December 31, 2017, by and among Walker Lane Exploration, Inc, a Nevada Corporation (“Indemnitor”), for itself and its officers, directors, employees, agents, members and shareholders (as applicable), and affiliates (the “Indemnifying Parties”), and SJE Mining, a Nevada LLC (“Indemnitee”), acting for itself and the additional persons in the class defined in Section 2.1 below (the “Indemnified Parties”). At times herein, the named parties are referred to collectively as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, the Parties have made and entered into that certain Rescission Agreement, dated  December 26, 2017, pursuant to which they have agreed to rescind an Asset Purchase Agreement and have each agreed to take certain actions in furtherance thereof, including the execution and delivery by each Party of an original of this Release and Indemnification Agreement; and

WHEREAS, in satisfaction of its obligation under such Rescission Agreement, the Indemnitor identified above as representing the Indemnifying Parties, now wishes to execute and deliver this instrument to the Indemnitee identified above and the other Indemnified Parties.

NOW, THEREFORE, in consideration of the mutual benefits contained herein, IT IS HEREBY AGREED:

1. Release. The Indemnitor, acting for itself and with all required authority in behalf of each of the other Indemnifying Parties, hereby irrevocably releases and agrees to hold harmless the Indemnitee and each of the other Indemnified Parties, from any and all known claims now held by the Indemnitor or any of the Indemnifying Parties.

2. Indemnification.

2.1. Third-Party Claims. The Indemnifying Parties, jointly and severally, shall indemnify and hold harmless the Indemnitee, as well as the Indemnitee’s officers, directors, members, employees and agents (herein collectively referred to as “Indemnified Parties”), from and against any and all suits, actions, claims, losses, liabilities, judgments, awards and costs (including reasonable legal fees and expenses) incurred by, borne by or asserted by a third party against any of the Indemnified Parties in any way relating to, arising out of or resulting from any prior acts of the Indemnifying Parties in connection with the subject matter of the said Asset Purchase Agreement or the Rescission Agreement.

2.2. Notice and Defense. The Indemnified Parties agree to promptly notify the Indemnitor in writing of any such claim or suit within ten (10) banking days that the pleading, demand letter, or other notice is served upon any of the Indemnified Parties; and agrees to cooperate in a reasonable manner with the Indemnifying Parties and at the Indemnifying Parties’ expense, with respect to the defense and disposition of such claim. The Indemnifying Parties shall have control of the defense or settlement; provided, however, that the Indemnifying Parties shall not enter into any settlement that obligates the Indemnified Parties to take any action or incur any expense without such Indemnified Parties’ prior written consent, and further provided that the Indemnified Parties shall have the right to be represented by independent counsel of their own choosing, at their own expense, in connection with such claim or suit.  If the Indemnifying Parties fail to defend such suit, then the Indemnified Parties, through counsel of their own choice, shall, at the joint and several expense of the Indemnifying Parties, shall have the right to conduct the defense of such claim; provided however that the Indemnified Parties shall not enter into any settlement that obligates the Indemnifying Parties to take any action or incur any expense without the Indemnifying Parties’ prior written consent.

2.3. Survival. This section 2 (Indemnification) shall continue in full force and effect for a period of five (5) years after the closing of the said Rescission Agreement.

3. Miscellaneous.

3.1. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of each of the Parties.

3.2. Notice. Whenever notice is required or permitted hereunder the Party shall give notice to the other Parties by a recognized overnight courier service such as Federal Express, UPS or DHL, with signature required to confirm delivery. Any such notice shall be addressed to a Party at the most recent address used by the Parties in their course of dealings.

3.3. Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Nevada without reference to principles of conflict of laws or choice of laws, and each party to this Agreement agrees to submit to the jurisdiction of the courts of the State of Nevada, sitting in Carson City.

3.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.5. Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

3.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all of the Parties hereto.

3.7. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.8. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations among the Parties with respect to the subject matter hereof.

In Witness Whereof, the undersigned, having full power and authority to bind their respective principals, as applicable, have executed this Agreement as of the date first shown above.

“Indemnitor”

Walker Lane Exploration, a Nevada corporation, for itself and in behalf of the other Indemnifying Parties:

By /s/ Phillip Allen	By /s/ Eric Stevenson
Name: Phillip Allen	Name: Eric Stevenson
Title: CEO and Chairman of the Board	Title: Managing Member

By /s/ Keith Simon	By /s/ Steven K. Jones
Name: Keith Simon	Name: Steve Jones
Title: CFO, Director	Title: Member

By /s/ Iain A. Stewart
Name: Iain Stewart
Title: EVP, Director

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